                                                                      EXHIBIT 12

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings to Fixed Charges
                                ($ in millions)

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
                                               Twelve Months                                 Twelve Months
                                               Ended June 30,                              Ended December 31,
                                               --------------       ----------------------------------------------------------
                                               2003     2002        2002       2001        2000         1999             1998
-------------------------------------------------------------       ----------------------------------------------------------
CONSOLIDATED INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES:                734.6    471.9       662.3      453.7       455.9        529.6            431.6

ADJUSTMENTS:
    Distributed (Undistributed) equity income      -     (1.0)       (2.5)       2.2        (5.5)        (5.8)            (0.4)
    Fixed charges *                            109.5    139.8       124.4      165.9       190.5        181.7            162.2
-------------------------------------------------------------       ----------------------------------------------------------
Earnings available                             844.1    610.7       784.2      621.8       640.9        705.5            593.4

*FIXED CHARGES:
    Interest on long-term and short-term debt  103.5    134.4       117.9      161.4       172.0        167.5            147.2
    Portion of rentals representing interest     6.0      5.4         6.5        4.5        18.5         14.2             15.0
-------------------------------------------------------------       ----------------------------------------------------------
Total Fixed Charges                            109.5    139.8       124.4      165.9       190.5        181.7            162.2

RATIO OF EARNINGS TO FIXED CHARGES              7.71     4.37        6.30       3.75        3.36         3.88             3.66
=============================================================       ==========================================================
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Prior periods have been restated to reflect discontinued operations.

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